Exhibit 10.19

Cobalt International Energy, Inc.

Annual Incentive Plan

SECTION 1.  Purpose.  The purpose of the Cobalt International Energy, Inc. Annual Incentive Plan (the “Plan”) is to incentivize employees of Cobalt International Energy, Inc. (the “Company”) to increase the long-term value of the Company and to encourage collaboration and teamwork among the employees, thereby furthering the best interests of the Company and its shareholders.

SECTION 2.  Eligibility.  Each employee of the Company (each, a “Participant”) shall be eligible to receive an annual cash bonus under the Plan for each fiscal year during which such Participant is employed with the Company.  Each Participant who is employed for less than a full fiscal year shall be eligible for a pro rata bonus under the Plan for such year.

SECTION 3.  Leadership Team Bonuses.  For each fiscal year, objective criteria for determining the bonus payable to each Participant who is a member of the Company’s Leadership Team shall be established by the Compensation Committee of the Board (the “Committee”) based on such Participant’s base salary, a specified target bonus percentage, a specified key performance indicator multiplier and/or any other objective criteria that the Committee deems appropriate.  The actual amount of the bonus payable to such Participant shall be approved by the Committee based on the attainment of the applicable pre-established objective criteria; provided that the Committee may increase or decrease such amount based on such additional objective and/or subjective criteria as the Committee deems appropriate.  Each fiscal year, the members of the Leadership Team shall be selected by the Committee for such year.

SECTION 4.  Employee Bonus Program.  For each fiscal year, the Committee shall approve a bonus pool for the Participants who are not members of the Company’s Leadership Team in an amount based on such Participants’ base salaries, specified target bonus percentages, specified key performance indicator multipliers and/or any other objective criteria that the Committee deems appropriate.  The Company’s chief executive officer shall recommend for the Committee’s approval the actual amount of each such Participant’s bonus for such year, based on the attainment of the applicable objective criteria and any subjective criteria as the chief executive officer shall deem appropriate; provided that the aggregate amount of such bonuses shall not exceed the amount of the bonus pool approved by the Committee for such year.

SECTION 5.  General Provisions.

(a)           Restrictions on Transfer.  The rights of a Participant with respect to any bonus under the Plan shall not be transferable other than by will or the laws of descent and distribution.

(b)           Tax Withholding.  Whenever a bonus under the Plan is to be paid to a Participant, the Company may withhold therefrom, or from any other amounts payable to or in respect of such Participant, an amount sufficient to satisfy any applicable tax withholding requirements related thereto.

(c)           Unfunded Status of Bonuses.  The Plan is intended to constitute an “unfunded” plan.  With respect to any bonus not yet paid to a Participant, nothing contained in the Plan shall give such Participant any rights that are greater than those of a general creditor of the Company.

(d)           Governing Law.  The Plan shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(e)           Amendment and Termination.  The Committee may amend or terminate the Plan at any time.